Exhibit 4

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 14, 2011, by and among KEYON COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (the “Company”), and CALIFORNIA CAPITAL EQUITY, LLC, a Delaware limited liability company (the “Investor”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION 1

DEFINITIONS

1.1           Definitions.  Capitalized but otherwise undefined terms used herein shall have the meanings provided therefor in the Convertible Note.  In addition to the terms defined elsewhere in this Agreement and the Convertible Note, the following terms have the meanings indicated:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Collateral” has the meaning ascribed to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, any other agreement pursuant to which the Company or any other Person provides a Lien on its assets in favor of the Investor (including pursuant to Section 5(m) of the Security Agreement), and all filings, documents and agreements made or delivered pursuant thereto.

“Common Stock” means the common stock of the Company.

“Convertible Note” shall have the meaning ascribed to such term in Section 2.1.

“Convertible Note Documents” means, collectively, this Agreement, the Convertible Note, the Collateral Documents, the Disclosure Schedule and all other certificates, documents, agreements and instruments delivered to the Investor in connection with the purchase by the Investor of the Convertible Note.

“Disclosure Schedule” means that certain Disclosure Schedule, of near or even date herewith, containing certain disclosure schedules, executed and delivered by the Company to the Investor pursuant to Section 2.3(p) hereto.

“Disclosure Materials” has the meaning set forth in Section 4.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted principles of good accounting practice in the United States, consistently applied.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local or other governmental department, commission, board, bureau, agency or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Material Adverse Effect” shall mean (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, condition (financial or otherwise) or prospects of the Company and its direct or indirect Subsidiaries, taken as a whole on a consolidated basis, or (iii) a material and adverse impairment of the Company’s ability to perform fully on a timely basis its obligations under any of the Transaction Documents to which such Person is party.

“Note Conversion Shares” means the shares of Series A Preferred Stock issuable upon the conversion of the Convertible Note in accordance with Section 5 of the Convertible Note.

 “Organic Document” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its bylaws, partnership or operating agreement or other organizational documents, and all stockholders agreements, voting trusts and similar arrangements applicable to any of its capital stock, partnership interests or other ownership interests.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company.

“Preferred Stock” means the preferred stock of the Company.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” has the meaning set forth in Section 4.5.

“Securities” means the Convertible Note and the Note Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning set forth in Section 2.3(b).

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities of other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (b) that is, at any time any determination is made, otherwise Controlled by, the parent or one or more Subsidiaries of the parent and one or more Subsidiaries of the parent.

“Transaction Documents” means this Agreement, the other Convertible Note Documents and any other and all other certificates, documents, agreements and instruments delivered to the Investor under or in connection with this Agreement.

SECTION 2

ISSUANCE OF SECURED CONVERTIBLE PROMISSORY NOTE

2.1           Issuance of Convertible Note.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall issue and sell to the Investor a secured convertible promissory note (the “Convertible Note”) in the principal amount of $2,600,000 (the “Principal Amount”), against payment by the Investor to (or to the order of) the Company of the Principal Amount.  The Convertible Note shall be in the form of Exhibit A attached hereto.

2.2           Closing.  The closing of the purchase and sale of the Convertible Note (the “Closing”) hereunder shall be held at the offices of the Investor, 11755 Wilshire Boulevard, Suite 2000, Los Angeles, California 90025 within three Business Days after the date hereof, or at such other place as is mutually agreeable to the Company and the Investor (the “Closing Date”).

2.3           Conditions.  The obligation of the Investor to purchase the Convertible Note at the Closing shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 2.3.

(a)           Agreement.  The Investor shall have received, in form and substance satisfactory to it, a fully-executed version of this Agreement;

(b)           Security Agreement. The Investor shall have received, in form and substance satisfactory to it, a security agreement (the “Security Agreement”) executed by the Company and the Investor, pursuant to which the Company grants to the Investor a blanket security interest in the Company’s personal property;

(c)           Secretary’s Certificate, Etc. The Investor shall have received (each of which shall be in form and substance satisfactory to the Investor):

(i)           a certificate, dated as of the Closing Date, of the Secretary of the Company certifying (A) copies of the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of the Convertible Note Documents to which the Company is a party, (B) the Organic Documents of the Company and (C) the incumbency, authority and signatures of the officers of the Company who are authorized to execute Convertible Note Documents on behalf of the Company; and

(ii)           a good standing certificate with respect to the Company as of a date recently prior to the Closing Date from the Secretary of the State (or other appropriate Governmental Authority) of the state in which the Company is organized or formed;

(d)           Collateral Matters. The Investor shall have received each of the following (each of which shall be in form and substance satisfactory to the Investor):

(i)           confirmation that all UCC-1 financing statements and other filings necessary or appropriate in the opinion of the Investor to perfect the security interests of the Investor in the Collateral have been accepted for filing;

(ii)          such lien and judgment searches as the Investor may have requested, and such termination statements or other documents, as may be necessary to confirm that the Collateral is subject to no other security interests in favor of any Persons other than Permitted Liens; and

(iii)         evidence that all other actions necessary or appropriate in the opinion of the Investor to perfect and protect the Investor’s security interests in the Collateral have been taken.

(e)           Authorizations, Approvals, Etc. The Investor shall have received, in form and substance satisfactory to it, evidence that all (i) approvals or consents of any Governmental Authority, and (ii) approvals or consents of any other Person, required in connection with the execution with the execution, delivery and performance of the Convertible Note Documents shall have been obtained.

(f)           No Contest, Etc.  No claim, litigation, arbitration, governmental investigation, injunction, order, proceeding or inquiry shall be pending or threatened which: (i) seeks to enjoin or would be reasonably be expected to materially delay, impose material limitations on, or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by or in connection with the Convertible Note Documents; or (ii) would otherwise be materially adverse to any of the parties hereto with respect to the transactions contemplated hereby;

(g)           Closing Certificate. The Investor shall have received a certificate, dated as of the Closing Date, of an authorized signatory of the Company to the effect that: (i) all conditions precedent set forth in this Section 2.3 have been satisfied; (ii) all representations and warranties set forth in Section 4 are true, correct and complete in all respects as of such date (except for representations and warranties that speak as of a specific date which shall be true, correct and complete in all respects as of such specified date); (iii) all representations and warranties set forth in any other Convertible Note Documents are true, correct and complete in all respects as of such date (except for representations and warranties that speak as of a specific date which shall be true, correct and complete in all respects as of such specified date); (iv) no Default or Event of Default has occurred; (v) the Company has obtained and maintains in full force and effect each and every consent, approval, filing and registration by or with any Person, including, without limitation, any Governmental Authority, necessary to authorize or permit the execution, delivery or performance of the Convertible Note Documents, the issuance of the Convertible Note (including any approval, consent, filing and registration required under federal or state securities laws), the validity or enforceability thereof, or the consummation of the transactions contemplated by the Convertible Note Documents.

(h)           Other Documents, Certificates, etc.  The Investor shall have received such other documents, certificates, opinions of counsel or other materials, as it may reasonably request from the Company.

(i)           Satisfactory Legal Form.  All Convertible Note Documents and other closing documents executed or submitted by or on behalf of the Company or any other Person shall be satisfactory in form and substance to the Investor, and the Investor shall have received such counterpart originals or such certified or other copies of such Convertible Note Documents and other closing documents, as the Investor may request.

(j)           Material Adverse Effect.  On and as of the Closing Date, there shall have occurred no Material Adverse Effect since the date of the most recent financial statements delivered by or on behalf of the Company to the Investor.

(k)           Representations and Warranties; No Default, Event of Default.  On the Closing Date, both before and after giving effect to the issuance of the Convertible Note and to the application of proceeds therefrom:  (i) the representations and warranties of the Company contained herein and in the other Convertible Note Documents shall be true, correct and complete in all respects on and as of the Closing Date as though made on and as of such date (except for representations and warranties that speak as of a specific date which shall be true, correct and complete in all respects as of such specified date); and (ii) no Default or Event of Default shall have occurred and be continuing or shall result from the issuance of the Convertible Note under the Convertible Note Documents.

(p)           Disclosure Schedule.  The Investor shall have received the Disclosure Schedule, which shall be executed by the Company and in form and substance satisfactory to the Investor.

2.4           Delivery.  On the Closing Date, (i) the Company shall execute and deliver to the Investor the Convertible Note and (ii) the Investor shall deliver to the Company a check or wire transfer of immediately available funds in an amount equal to the original principal amount of the Convertible Note.  The Convertible Note shall be a binding obligation of the Company upon execution thereof by the Company and delivery thereof to the Investor.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents, warrants and covenants to the Company as follows:

3.1           Purchase for Own Account.  The Investor represents that it is acquiring the Securities solely as an investment for such Person’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  The acquisition by the Investor of any of the Securities shall constitute confirmation of the representation by the Investor that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.2           Disclosure of Information.  The Investor has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company.

3.3           Investment Experience.  Either (i) the Investor or its officers, directors, managers or controlling persons has a preexisting personal or business relationship with the Company or its officers, directors or controlling persons, or (ii) the Investor, by reason of its own business and financial experience, has the capacity to protect its own interests in connection with the investment contemplated hereby.  The Investor represents that it is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.  The Investor acknowledges that any investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

3.4           Accredited Investor.  The Investor represents that it is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect and, for the purpose of Section 25102(f) of the California Corporations Code, he or she is excluded from the count of “purchasers” pursuant to Rule 260.102.13 thereunder.

3.5           Restrictions on Transfer.  The Investor understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.  In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.6           Organization and Standing of Investor.  The Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.7           Authorization and Power.  The Investor has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents that it is a party to and to purchase the Convertible Note being sold to it hereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents that the Investor is a party to by the Investor and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no further consent or authorization of the Investor or its Board of Directors, members or managers, as the case may be, is required. Each of this Agreement and the Transaction Documents that the Investor is a party to has been duly authorized, executed and delivered by the Investor and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Investor enforceable against the Investor in accordance with the terms thereof.

3.8           No Conflicts.  The execution, delivery and performance of this Agreement and the other Transaction Documents that the Investor is a party to and the consummation by the Investor of the transactions contemplated hereby and thereby or relating hereto do not and will not (a) result in a violation of the Investor’s charter documents or bylaws or other organizational documents or (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Investor is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Investor). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the other Transaction Documents that the Investor is a party to or to purchase the Convertible Note or acquire the Note Conversion Shares in accordance with the terms hereof or the Convertible Note, provided that for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

3.9           General Solicitation.  The Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

3.10           Residency. The Investor is a resident of that jurisdiction specified below its address on its signature page hereto.

3.11           Reliance on Exemptions.  The Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Securities.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor that:

4.1           Organization, Good Standing and Qualification; Licenses.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority, and holds all governmental licenses, permits, registrations and other approvals required under applicable law, to own and hold under lease its property and to carry on its business as now conducted and as proposed to be conducted, except where the failure to hold any such licenses, permits, registrations and other approvals could not result in a Material Adverse Effect.  Each of the Company and each of its Subsidiaries is qualified to do business in each jurisdiction where the nature of its properties of the conduct of its business requires it to be so qualified to do business and where the failure so to qualify could result in a Material Adverse Effect.

4.2           Authorization.  All action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Securities, has been taken or will be taken prior to the Closing Date.  Each of the Convertible Note Documents constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.3           Capitalization.  The aggregate number of shares and type of all authorized, issued and outstanding classes of capital stock or equity interests, options and other securities of the Company and each of its Subsidiaries (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock or equity interests of the Company or such Subsidiaries) is set forth in Schedule 4.3 of the Disclosure Schedule.  All outstanding shares of capital stock and equity interests are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable securities laws.  Except as disclosed in Schedule 4.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of Common Stock or equity interests, or securities or rights convertible or exchangeable into shares of Common Stock or equity interests.  Except as set forth on Schedule 4.3 of the Disclosure Schedule, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement of the Company providing rights to security holders) and the issuance and sale of the Shares will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investor) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities.  To the knowledge of the Company, except as specifically disclosed in SEC Reports or in Schedule 4.3 of the Disclosure Schedule, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock.

4.4           Absence of Required Consents; No Violations.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company or any of its Subsidiaries is required in connection with the consummation of the transactions contemplated by the Transaction Documents, except for the filing with the SEC of a Form D, one or more Current Reports on Form 8-K, and such filing(s) pursuant to applicable state securities laws as may be necessary, which filings will be timely effected after the relevant Closing Date, and recordings or filings in connection with the perfection of the Liens on the Collateral in favor of the Investor. Except as set forth in Schedule 4.4 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation or default (i) of any provision of its Organic Documents, (ii) of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or (iii) of any provision of any federal or state statute, rule or regulation applicable to the Company, except in the cases of clause (ii) and (iii) above, for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.4 of the Disclosure Schedule, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any Lien upon any material assets of the Company, any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company or any of its Subsidiaries, their business or operations or any of their assets or properties and which would result in a Material Adverse Effect.

4.5           SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials (together with any materials filed by the Company under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports” and, together with this Agreement and the Disclosure Schedule, the “Disclosure Materials”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  The Company has made available to the Investor or its representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. Except as set forth in Schedule 4.5 of the Disclosure Schedules, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Schedule 4.5 of the Disclosure Schedules, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

4.6           Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries has incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by the Company of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option of the Company to repurchase such shares upon the termination of employment or services), and (v) neither the Company nor any of its Subsidiaries has issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock-based plans.

4.7           Absence of Litigation.  Except as disclosed in the Company’s SEC Reports, there is no action, suit, claim, or proceeding, or, to the Company’s knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect.

4.8           Convertible Note Documents.  All representations and warranties of the Company contained in the Convertible Note Documents to which it is party are true and correct as of the Closing Date.

4.9           Licenses and Intellectual Property Rights.  The Company and each of its Subsidiaries possess all licenses, patents, trademarks, trade names, service marks, copyrights, and other intellectual property rights, free from burdensome restrictions, necessary to enable them to conduct their respective business, the absence of which could result in a Material Adverse Effect.

4.10           Tax Matters.  Except as set forth on Schedule 4.10 of the Disclosure Schedule, the Company and each of its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, have made timely remittance of all material amounts as required by any governmental agency or authority and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being or will be contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  Neither the Company nor any Subsidiary has received any notice of any proposed tax assessment that would, if made, have a Material Adverse Effect.

4.11           Insurance. All policies of insurance in effect of any kind or nature owned by or issued to the Company and each of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, property and liability insurance, (a) are, together with all policies of employee health and welfare and title insurance, if any, in full force and effect, (b) comply in all respects with the applicable requirements set forth herein and (c) are of a nature and provide such coverage, including through self-insurance, retentions and deductibles, as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and each of its Subsidiaries operate.

4.12           No Material Adverse Effect.  On and as of the date hereof, no event has occurred or condition exists with respect to the Company or any of its Subsidiaries that, to the knowledge of the Company, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

4.13           Disclosure.  None of the representations or warranties made by the Company herein as of the date of such representations and warranties, and none of the statements contained in any other information with respect to the Company and its properties and assets, including each exhibit or report, furnished by or on behalf of the Company to the Investor in connection herewith, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

4.14           Offering.  Subject in part to the truth and accuracy of the Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Convertible Note as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and will not result in a violation of the qualification or registration requirements of the any applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.15           Valid Issuance of Note Conversion Shares.  The Note Conversion Shares, when issued, sold and delivered in accordance with the terms of the Convertible Note for the consideration specified therein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

SECTION 5

MISCELLANEOUS

5.1           Survival of Representations, Warranties and Covenants.  The warranties, representations and covenants of the Company, the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement, the occurrence of the Closing Date and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

5.2           Successors and Assigns.  Except as otherwise provided therein, the terms and conditions of this Agreement and the other Transaction Documents shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities); provided, however, that the Company may not assign or transfer its rights or obligations hereunder or under the other Transaction Documents without the prior written consent of the Investor.  The Securities shall be freely transferable, without restriction, subject to compliance with applicable securities laws.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3           Governing Law; Venue; Jury Trial Waiver.

(a)           This Agreement is to be construed in accordance with and governed by the laws of the State of California.  The Company hereby agrees that any legal action or proceeding against it with respect to this Agreement or any of the other Transaction Documents may be brought in the courts of the State of California or of the United States of America located in Los Angeles County, California, as the Investor may elect, and, by execution and delivery hereof, the Company accepts and consents for itself and in respect of its property, generally and unconditionally, to the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Investor, as applicable, in writing, with respect to any action or proceeding brought by the Company against the Investor.  The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Nothing herein shall affect the right of the Investor to bring proceedings against the Company in the courts of any other jurisdiction.

(b)           THE INVESTOR AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM, SUIT, PROCEEDING OR OTHER LITIGATION (EACH A “CLAIM”) BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE INVESTOR ENTERING INTO THIS AGREEMENT.

(c)           If the waiver of jury trial set forth in Section 5.3(b) is deemed ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Los Angeles County, California.  Such proceeding shall be conducted in Los Angeles County, California, with California rules of evidence and discovery applicable to such proceeding.  In the event Claims are to be resolved by judicial reference, any party may seek from a court identified in this paragraph any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

5.4           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

5.5           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6           Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile to the number set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day, or on the next Business Day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day; (c) three Business Days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; or (d) the next Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below or on Schedule A with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 5.6 by giving the other party written notice of the new address in the manner set forth above.

5.7           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment, modification or waiver is in writing and only with the written consent of the Company and the Investor.  Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any Securities acquired under this Agreement at the time outstanding (including securities into which such Securities are convertible), each future holder of all such Securities, and the Company.

5.8           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.9           Expenses.  Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents; provided that the Company shall promptly reimburse the Investor for the fees and expenses of Investor’s advisors, counsel, accountants and other experts, if any, and all other expenses incurred by Investor incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents up to $15,000.

5.10         Indemnification.

(a)           In further consideration of the Investor’s execution and delivery, or acceptance, of the Transaction Documents and acquiring, as applicable, the Convertible Note and/or the Securities thereunder, and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Investor and each other holder of the Convertible Note and the Note Conversion Shares and all of their shareholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including attorneys’ fees and disbursements (the “Investor Indemnified Liabilities”), incurred by any Investor Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (iii) any cause of action, suit or claim brought or made against such Investor Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (A) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (B) the status of such holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Investor Indemnified Liabilities which is permissible under applicable law.

(b)           In further consideration of the Company’s execution and delivery, or acceptance, of the Transaction Documents and issuing, as applicable, the Convertible Note and/or the Securities thereunder, and in addition to all of the Investor’s other obligations under the Transaction Documents, the Investor shall defend, protect, indemnify and hold harmless the Company and each of its officers and directors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Company Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Company Indemnitee is a party to the action for which indemnification hereunder is sought), and including attorneys’ fees and disbursements (the “Company Indemnified Liabilities”), incurred by any Company Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Investor in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (ii) any breach of any covenant, agreement or obligation of the Investor contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Investor may be unenforceable for any reason, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law.

5.11         Register.  The Company shall maintain at its principal executive offices a register for the Securities, in which the Company shall record the name and address of the person in whose name the Securities have been issued (including the name and address of each transferee) and the amount of the Securities held by such person.  The Company shall keep the register open and available during business hours for inspection by the Investors or their legal representatives upon prior written notice.

5.12         Interpretation.  In this Agreement and the other Transaction Documents, except to the extent the context otherwise requires:  (a) any reference in this Agreement or other Transaction Document to a Section, a Schedule or an Exhibit is a reference to a Section thereof, a schedule thereto or an exhibit thereto, respectively, and to a subsection thereof or a clause thereof is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (b) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or other Transaction Document as a whole and not merely to the specific Section, subsection, paragraph or clause in which the respective word appears; (c) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (d) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto; (e) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; and (f) the captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or other Transaction Document.

5.13         Further Assurances.  Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurance as may be reasonably requested by any other party to evidence and reflect the transactions described in this Agreement and the other Transaction Documents and contemplated hereby and thereby and to carry into effect the intents and purposes of this Agreement and the other Transaction Documents.

5.14           Reservation of Stock.  The Company covenants that it will (i) reserve from its authorized and unissued Preferred Stock a sufficient number of shares to provide for the issuance of Series A Preferred Stock upon the conversion of the Convertible Note (and shares of its Common Stock for issuance on conversion of such Series A Preferred Stock) and/or (ii) take all necessary steps, within the opinion of legal counsel, to amend the Company’s certificate of incorporation to provide sufficient reserves of shares of Series A Preferred Stock issuable upon conversion of the Convertible Note (and shares of its Common Stock for issuance on conversion of such Series A Preferred Stock).

5.15           Disclosures.  The Company shall provide the Investor copies of any proposed public disclosure of the Transaction Documents or the transactions contemplated thereby for its review and comment at least 24 hours prior to its public disclosure made by the Company, whether by means of press releases, filings with the SEC (including in a Current Report on Form 8-K) or otherwise.  The Company will reasonably consider all of the Investor’s comments to such public disclosure.

5.16           Data Center Hosting.  Promptly following the closing of the transactions contemplated by that certain Asset Purchase and Sale Agreement, dated as of June 10, 2011, by and among: (i) KeyOn Comm X LLC, a Nevada limited liability company, and the Company; (ii) CommX Holdings, Inc., a Florida corporation (“CommX Holdings”); (iii) CommX, Inc., a Florida corporation (“CommX Inc.”); and (iv) Communications Xchange, LLC, a Florida limited liability company, (“Xchange”) and together with CommX Holdings and CommX Inc., “CommX”), the Company and CommX, on the one hand, and the Investor or its affiliates, on the other hand, shall enter into a data center hosting agreement sufficient for the requirements of the the CommX VOIP technology stack, with pricing at commercially reasonable terms and no less favorable than would be obtainable in a comparable arm's length transaction with a Person unrelated to the Investor.  The hosting location shall be at the Investor’s data center located in Phoenix, Arizona.

5.17           Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

(Remainder of page intentionally left blank; signature pages follow)

IN WITNESS WHEREOF, the parties have executed this Note Purchase Agreement as of the date first above written.

KEYON COMMUNICATIONS HOLDINGS, INC., as the Company

By:

Name:

Title:

Address for notices:

KeyOn Communications Holdings, Inc.
7548 W. Sahara Avenue #102
Las Vegas, Nevada 89117
Attention: Jonathan Snyder
Facsimile: (702) 403-1264

with a copy to:

Haynes and Boone, LLP
30 Rockefeller Plaza, 26th Floor
New York, New York 10112
Attention: Rick A. Werner, Esq.
Facsimile: (212) 884-8234

CALIFORNIA CAPITAL EQUITY, LLC, as the Investor

By:

Name:

Title:

Signature Page to Note Purchase Agreement

SCHEDULE A

Name and Address of Investor

California Capital Equity, LLC
11755 Wilshire Boulevard, Suite 2000
Los Angeles CA 90025
Attn:  General Counsel

EXHIBIT A

FORM OF SECURED CONVERTIBLE NOTE

Exhibit A